Exhibit 99.1

PRESS RELEASE

Whitestone REIT Announces Pricing of Public Offering

HOUSTON, TX, June 23, 2015 - Whitestone REIT (NYSE: WSR) (“Whitestone”) announced today that it has priced its public offering of 3,750,000 common shares for total expected gross proceeds of approximately $51.6 million before expenses.

The underwriter has been granted a 30-day option to purchase up to an additional 562,500 common shares. The offering is subject to customary closing conditions and is expected to close on June 26, 2015.

JMP Securities LLC is acting as sole book-running manager of the offering.

Whitestone will contribute the net proceeds of the offering to its operating partnership in exchange for units of limited partnership interest in the operating partnership. The operating partnership intends to use the net proceeds from the offering to repay a portion of outstanding indebtedness under Whitestone’s unsecured revolving credit facility and for general corporate purposes, which may include acquisitions of additional properties, capital expenditures, the expansion, redevelopment and/or re-tenanting of properties in Whitestone’s portfolio, working capital and other general purposes.

The offering is being made pursuant to Whitestone’s existing effective shelf registration statement, previously filed with the Securities and Exchange Commission. The offering of these securities is made only by means of a prospectus supplement and accompanying base prospectus. A copy of the prospectus supplement and accompanying base prospectus may be obtained by mailing a request to JMP Securities LLC, Attention: Prospectus Department, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, or by calling (415) 835-8985.

This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Whitestone REIT

Whitestone REIT (NYSE: WSR) is a fully integrated real estate investment trust that owns, redevelops, repositions, leases, manages and operates Community Centered Properties™. Whitestone focuses on value creation in its community centers, concentrating on local service-oriented tenants. Whitestone’s diversified tenant base provides service offerings including specialty retail, grocery, restaurants, medical, educational and financial services. Founded in 1998, the Company is internally managed with a portfolio of 65 commercial properties in Texas, Arizona, and Illinois.

Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with regard to the Whitestone’s securities offering and the anticipated use of the net proceeds. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. No assurance can be given that the securities offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Completion of the securities offering on the terms described, and the application of net proceeds, are subject to numerous conditions, many of which are beyond the control of Whitestone including, but not limited to, the status of the economy and the status of capital markets. See the Risk Factors sections of Whitestone’s prospectus supplement and accompanying base prospectus, as well as periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”) for a discussion of these factors. Copies are available on the SEC's website, www.sec.gov. Except as required by law, Whitestone undertakes no obligation to update these statements for revisions or changes after the date of this release.

Whitestone REIT:
David Holeman, (713) 435-2227
Chief Financial Officer
DHoleman@WhitestoneREIT.com